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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 24, 2006
SOMANETICS CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	0-19095	38-2394784

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1653 East Maple Road, Troy, Michigan		48083-4208

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (248) 689-3050
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement
          On March 24, 2006, our Compensation Committee recommended, and our Board of Directors adopted, the 2006 Incentive Compensation Plan for all of our non-commissioned officers and non-commissioned, full-time employees selected to participate in the plan by our Compensation Committee, including all of our executive officers, except for Dominic Spadafore, who participates in a commission arrangement.
          Eighty percent of the potential bonuses under the plan are based on our net revenues (40%) and net income (40%), determined and payable quarterly (“Part A”). The quarterly bonus will equal (1) the percentage of our year-to-date net revenues compared to our net revenues targets, (2) multiplied by a factor, (3) multiplied by the employee’s salary, (4) multiplied by a pay-out “rate”, and (5) multiplied by .1 (i.e., eighty percent of the potential bonus, divided among the four quarters, divided between the net revenues and net income targets), plus (1) the percentage of our net income compared to our net income targets, (2) multiplied by a factor, (3) multiplied by the employee’s salary, (4) multiplied by a pay-out “rate”, and (5) multiplied by .1 (i.e., eighty percent of the potential bonus, divided among the four quarters, divided between the net revenues and net income targets). No bonus is payable for revenues less than 85% of the net revenues or net income targets. Payments are made for “catching up” if the percentage of our year-to-date net revenues or net income compared to our net revenues or net income targets increases during the year. The formula requires an improvement over fiscal 2005 in net revenues and net income for every quarter.
          The factors range from .50 for net revenues and net income from 85% to 90% of the net revenues and net income targets to 1.25 for net revenues and net income in excess of 110% of the net revenues and net income targets. The factor equals 1.00 for net revenues and net income equal to 100% of the net revenues and net income targets. Pay-out rates are 80 percent for Bruce J. Barrett, 55 percent for Mary Ann Victor, 55 percent for William M. Iacona, 45 percent for Richard S. Scheuing, and 45 percent for Pamela A. Winters. Bonuses based on net revenues and net income in excess of 100% of the net revenues and net income targets are paid after the end of the fiscal year.
          The other twenty percent of the bonuses under the plan is based on objectives for each employee (“Part B”). This portion of the bonus equals (1) the percentage of objectives achieved (determined later in the year and weighted according to importance), (2) multiplied by the employee’s salary, (3) multiplied by the pay-out “rate”, (4) multiplied by .2 (i.e., twenty percent of the total potential bonus), (5) multiplied by the percentage of our year-to-date net revenues compared to our net revenues target, and (6) multiplied by the percentage of our net income compared to our net income target.
          Our Chief Executive Officer, for non-executive officers, and/or the Compensation Committee retain discretion to increase or decrease performance bonuses under Part B. Our Compensation Committee also reserves the right to pay bonuses to participants in this plan beyond those, if any, called for by this plan or less than those called for by this plan or to defer payment of bonuses based on our cash position at the time of the planned payout, provided that the payments shall be made on or before March 14, 2007. Net revenues and net income will be as reported in the Company’s Form 10-Q and 10-K, except net income will exclude any expense for Incentive Compensation Plan overachievement payments and any adjustments to the Company’s deferred tax asset valuation allowance, and the Compensation Committee may, in its discretion, adjust net income to eliminate the impact, if any, of other unusual or non-recurring charges and benefits (such as from sales of assets, acquisitions or non-cash write-downs of assets). Officers and employees must be a full-time employee in good standing at the time of actual payment to receive payments under this plan.
          Also on March 24, 2006, our Compensation Committee recommended, and our Board of Directors adopted, effective December 1, 2005, a sales commission arrangement that applies to Dominic Spadafore, the Company’s Vice President, Sales and Marketing. Under the arrangement, Mr. Spadafore receives a commission equal to a fixed base amount, adjusted up or down by a percentage of the difference between our actual U.S. net revenues and our monthly net revenues targets. The commission is determined monthly and payable by the end of the following month. The targets require an improvement over fiscal 2005 in net revenues for every month.
          In addition, Mr. Spadafore receives an additional percentage of our U.S. net revenues that exceed the net revenues targets for the year. This over-achievement commission is determined and payable after the end of the fiscal year based on the fiscal 2006 net revenues and targets, provided that the payments shall be made on or before March 14, 2007. Our Compensation Committee also reserves the right to make discretionary payments to Mr. Spadafore beyond those, if any, called for by this arrangement. Net revenues will be as reported in the Company’s financial statements. Mr. Spadafore must be a full-time employee in good standing at the time of actual payment to receive payments under this arrangement.
Item 9.01. Financial Statements and Exhibits

Exhibit	Description

10.1	Somanetics Corporation 2006 Incentive Compensation Plan, dated as of March 24, 2006.

10.2
Summary of Dominic Spadafore Fiscal 2006 Commission Arrangement, incorporated by reference to the last two paragraphs of Item 1.01 above of this Current Report on Form 8-K, dated March 24, 2006 and filed March 30, 2006.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2006	SOMANETICS CORPORATION

(Registrant)

	By:		/s/ Mary Ann Victor

Mary Ann Victor

		Its:	Vice President and Chief Administrative Officer and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Somanetics Corporation 2006 Incentive Compensation Plan, dated as of March 24, 2006.

10.2
Summary of Dominic Spadafore Fiscal 2006 Commission Arrangement, incorporated by reference to the last two paragraphs of Item 1.01 above of this Current Report on Form 8-K, dated March 24, 2006 and filed March 30, 2006.

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